Exhibit 3.1

AMENDMENT No. 2

TO

BYLAWS

OF

CHINA JO-JO DRUGSTORES, INC.

(effective as of April 16, 2021)

The Bylaws  of China Jo-Jo Drugstores, Inc. (the “Corporation”) is hereby amended to include the following Section XIV:

“XIV. ELECTION NOT TO BE GOVERNED BY NRS 78.411 TO 78.444.

The Corporation elects not to be governed by the provisions of sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes regarding combinations with interested shareholders.”